Exhibit 10.37

AMENDMENT No. 2 TO THE MASTER SERVICES AGREEMENT

This Amendment No. 2 (the “Amendment”) is made as of February 28th, 2020 (“Effective Date”) by and between Mayne Pharma Inc. (formerly known as Metrics, Inc.), doing business as Metrics Contract Services, a North Carolina corporation, having a principal place of business at 1240 Sugg Parkway, Greenville, NC 27834 (“Metrics”) and X4 Pharmaceuticals Inc., a Delaware corporation with a business address at 955 Massachusetts Avenue, Fourth Floor, Cambridge, MA 02139 (“Company”).

RECITALS

Whereas Metrics and Company entered into that certain Master Services Agreement for the provision of pharmaceutical development services dated September 10, 2015, as amended (by Amendment No. 1) on August 25, 2017 (the “Agreement”); and

Whereas the parties desire to amend the Agreement to, among other things, renew the Term of the Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Despite the expiration of the Term of the Agreement on September 10, 2018, the parties have continued to perform their respective obligations for Work Orders in effect in accordance with the terms and conditions of the Agreement. Therefore, in accordance with Section 13.1, the Agreement continued in full force and effect.

2.Since September 10, 2018, Company has continued to pay in full all invoices submitted by Metrics in accordance with the terms of the Agreement. For the avoidance of doubt, the parties agree that such invoices are a part of the Agreement and the terms and conditions of the Agreement have governed over such invoices since the effective date of the Agreement.

3.The Term is extended for five (5) years to a total eight (8) year Term and the Agreement shall expire on September 10, 2023.

4.Capitalized terms not otherwise defined herein will have the meaning given them in the Agreement.

5.Incorporation and Effect of Amendment. Upon execution, this Amendment shall be made a part of the Agreement and shall be incorporated by reference. Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect without change. In the event that there is a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

6.Authorized Signatories. All signatories to this Amendment represent that they are authorized by their respective companies to execute and deliver this Amendment on behalf of their respective companies, and to bind such companies to the terms herein.

7.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together constitute a single instrument. Signatures to this Amendment transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the originals graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by the parties.

IN WITNESS WHEREOF, the parties hereto have agreed to this Amendment by signing below.

X4 PHARMACEUTICALS, INC.			MAYNE PHARMA INC., DBA METRICS CONTRACT SERVICES
By:	/s/ Derek Meisner	By:	/s/ John Ross
Name:	Derek Meisner	Name:	John Ross
Title:	General Counsel	Title:	John Ross-President
Date:	2/28/2020	Date:	2/28/2020